Exhibit 10.33

CBOT HOLDINGS, INC.

RESTRICTED STOCK AWARD

FOR DIRECTORS AND SPECIAL ADVISORS

Pursuant to the authority reserved to the Compensation Committee of the Board of Directors of CBOT Holdings, Inc., a Delaware corporation (the “Company”), the Participant specified below has been granted restricted stock under the CBOT Holdings, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”) which is hereby incorporated into and forms a part of this Restricted Stock Award (this “Award”). The shares of Restricted Stock are granted pursuant to the Plan and on the following terms and conditions:

Participant:

Date of Grant:

Number of Shares:                              shares of Restricted Stock

The shares of Restricted Stock are fully vested on the Date of Grant but are not transferable by the Participant for a period of thirty days following the Date of Grant.

Except where the context clearly implies to the contrary, any capitalized term in this Award shall have the meaning ascribed to that term in the Plan. The provisions of this Award shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of any jurisdiction. Notwithstanding anything in this Award to the contrary, the terms of this Award are subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Award is subject to all interpretations, amendments, rules and regulations promulgated by the Compensation Committee of the Board of Directors of the Company from time to time pursuant to the Plan.

DATED:	CBOT HOLDINGS, INC., a Delaware corporation

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